Exhibit 4.38

Convenience translation to English. Original in Spanish

AMENDMENT NO. 23 TO THE FRAMEWORK CONTRACT FOR SERVICES FOR PRODUCTS

Between

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S.

and

ECOPETROL S.A.

BOGOTÁ D.C. APRIL TWENTY-TWO (22), 2025

Convenience translation to English. Original in Spanish

AMENDMENT NO. 23

TO THE FRAMEWORK SERVICE AGREEMENT FOR PRODUCTS

This Amendment No. 23 to the Framework Agreement for Services for Products (the “Amendment”) is formalized on April twenty-two (22), 2025 (the “Signature Date”) by the following legal entities (hereinafter, the “Parties” and, each of them, a “Party” or the “Party”):

1.

ECOPETROL S.A., a mixed economy company, linked to the Ministry of Mines and Energy, authorized by Law 1118 of 2006, which acts in accordance with its bylaws and has its principal address in Bogotá D.C., with NIT. 899.999.068-1, represented for the subscription of this Amendment by REYNALDO PLATA CARREÑO identified as it appears at the bottom of his signature, Special Attorney, pursuant to power of attorney granted by public deed No. 0160 of February 3, 2021 at Notary 31 of the Círculo de Bogotá, by the General Manager of Planning and Operational Logistics, in exercise of the powers of representation conferred by means of General Power of Attorney, contained in Public Deed No. 20798 of September 8, 2021, granted at Notary Office 29 of Bogotá D.C., which empowers him to sign this Amendment in accordance with the Power of Attorney Ample and sufficient special granted by ECOPETROL S.A. (hereinafter “ECOPETROL”).

2.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian company, of a commercial nature, of the type of simplified stock companies, domiciled in Bogotá D.C. (hereinafter “CENIT”), represented for the subscription of this Amendment by MARÍA CAMILA RODRIGUEZ FORERO, WHO ACTS IN HER CAPACITY AS GENERAL REPRESENTATIVE OF CENIT.

The Parties have agreed to the terms and conditions described below, subject to the following

CONSIDERATIONS:

1.	That on April 1, 2013, CENIT and ECOPETROL signed the Framework Contract for Services for Products (hereinafter the “Contract”).

2.

That on May 5, 2014, the Parties signed Amendment No. 1 to the Contract, by which they modified Annexes CPC-2, CPC-3, DPP-5 and TP-5 and Sections 1.01 of Chapter III, 6.04 and 6.05 of the General Conditions.

3.	That on January 24, 2018, the Parties signed Amendment No. 2 to the Contract by which they modified Annex TP-1.

4.	That on December 26, 2018, the Parties signed Amendment No. 3 by which they included a new exit point of the Sebastopol – Apiay system in Monterrey and modified Annexes TP-2 and TP-5.

5.

That on March 1, 2019, the Parties signed Amendment No. 4 to the Contract by which the conditions for the provision of the storage service in Buenaventura were established so that ECOPETROL could import products through the Buenaventura Joint Plant.

Convenience translation to English. Original in Spanish

6.

That on June 28, 2019, the Parties signed Amendment No. 5 to the Contract by which they established the rate for the provision of the storage service in Buenaventura in force between July 1 and July 31, 2019.

7.	That on August 6, 2019, the Parties signed Amendment No. 6 to the Contract by which they established the rate for the provision of the storage service in Buenaventura effective as of August 6, 2019.

8.That on November 6, 2019, the Parties signed Amendment No. 7 to the Contract by which the nomination and transportation of Products owned by third parties under the Contracted Capacity was permitted.

9.That on January 31, 2020, the Parties signed Amendment No. 8 to the Contract, which included the activity of receiving biofuel (B100) and mixing with diesel in the filling of tank cars at the Pozos Colorados terminal; the provision of the filling service for other companies; the Naphtha Quality Specifications established in Annex TP-1 of the Contract were modified and the regulations in relation to the issuance of electronic invoices were accepted

10.That on July 13, 2020, the Parties signed Amendment No. 9 to the Contract, by which a temporary modification of the conditions of the Contract was agreed, so that ECOPETROL could access commercial conditions that would allow it to mitigate the effects caused by the health emergency generated by the COVID-19 pandemic, a fact that CENIT has not accepted as a Justified Event.

11.

That on September 11, 2020, the Parties signed Amendment No. 10 to the Contract, through which they established the rate for the provision of the storage service in Buenaventura in force between September 12 and July 31, 2021.

12.

That on November 4, 2020, the Parties signed Amendment No. 11 to the Contract, by which they established numeral (xxiii) in Section 8.01 “Obligations of CENIT” of Clause 8 “Obligations of the Parties”, with the purpose of including obligations related to the security of port operations.

13.

That on January 22, 2020, the Parties signed Amendment No. 12 to the Contract, through which they included as Annex DPP-4 to the Contract, a Procedure for Resolution of Delays and Attention to Claims for Quality and Quantity - Pozos Colorados Terminal.

14.

That on April 28, 2021, the Parties signed Amendment No. 13 to the Contract, updating Annexes AP-3 in order to clarify that the biofuel storage fee (B100) is included in the filling fee for the Storage Service in Pozos Colorados, and included the Galán-Rio Sogamoso Route within the list of Product Transportation Systemsby Poliducto, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transport Service by Pipeline were modified.

15.

That on August 9, 2021, the Parties signed Amendment No. 14 to the Contract, in which they included the Unloading Service at the Buenaventura Maritime Terminal, amending Annex AP-3 of the Contract related to the provision of the Storage Service in Buenaventura, in order to import/import products through the Plant owned by Chevron as of August 9, 2021, modified Annexes DPP-1, DPP-2, DPP-3 and DPP-6, of Chapter IV - Service of Unloading of Products in Port, with

Convenience translation to English. Original in Spanish

the purpose of regulating the service of Unloading of Products in Port at the Buenaventura Maritime Terminal.

16.

That on December 24, 2021, the Parties signed Amendment No. 15 to the Contract, including the Buenaventura-Mulaló Route within the list of Product Transportation Systems by Pipeline, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transportation Service by Pipeline were modified.

17.

That on January 24, 2022, the Parties signed Amendment No. 16 to the Contract, including the Buenaventura-Yumbo Route within the list of the Product Transportation Systems by Pipeline, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transportation Service by Pipeline were modified.

18.That on August 24, 2022, the Parties signed Amendment No. 17, with the purpose of including in the Contract, the particular conditions by which CENIT develops the Project, and provides ECOPETROL with the naphtha storage service in Tank 8168 located at the north gate of the GRB.

19.That on December 26, 2022, the Parties signed Amendment No. 18, with the purpose of including in the Contract, the Pozos – Ayacucho Route within the list of Custody Measurement and Transfer Points, as well as said route within the Product Transportation Systems by Pipeline, in order to enable the delivery of products in Ayacucho, for which Annexes TP-2 and TP-5 of the Contract were modified.

20. That on January 25, 2023, the Parties signed Amendment No. 19, with the purpose of including in the Contract, the Galán – Buenaventura and Galán – Yumbo routes, within the Product Transportation Systems by Polypipeline of the Contract, as well as including and regulating the Loading Service at the Buenaventura Maritime Terminal in the Contract.

21. That on July 31, 2023, the Parties signed Amendment No. 20, with the purpose of amending within the Contract, Annexes AP-3 in relation to the update of the Tariff for the storage service of Products in Buenaventura and DPP-2 in relation to the update of the Tank Loading Tariff in Buenaventura.

22.That on November 29, 2023, the Parties signed Amendment No. 21, with the purpose of clarifying that the storage rate in GRB Tank-8168 that was included in Amendment No. 17, signed on August 24, 2022, has been in force since the signing of Amendment No. 17, as well as updating it.

23.That on April 9, 2024, the Parties signed Amendment No. 22, with the purpose of modifying the LIBOR reference interest rate for the collection of interest on arrears for the reference interest rate “PRIME +2.65% of the Bank of the Republic”, as well as including the entry into operation of a new dynamic measurement skid for the receipt of vessels in Pozos Colorados.

24.

That the Parties wish to: (i) modify Annex AP-3 as amended in the others, 13, 14 and 20, in relation to the need to update the duration of the unloading fee in Buenaventura for the provision of the Storage Service, (ii) update Annex DPP-2 as amended in another Annex 20, in relation to the ship unloading fee in Buenaventura, based on the beginning of the collection of a hose connection and disconnection fee by the Buenaventura Port Society, as well as updating the

Convenience translation to English. Original in Spanish

duration period of the Tank Loading Fee in Buenaventura, (iii) including the charge for the handling of high sulfur motor gasoline on a contingency basis, and (iv) adding the tax clause.

25.	That this Amendment and the aspects incorporated therein were fully discussed, analyzed and accepted by the Parties that sign it, without any exceptions to it.

Based on the foregoing considerations, the Parties have agreed to sign this Amendment No. 23 to the Contract, which will be governed by the following

CLAUSES:

FIRST. – The Parties agree to modify Annex AP-3, in order to update the duration period of the unloading fee in Buenaventura for the provision of the Storage Service, as annexed to this Amendment and which is replaced in its entirety with Annex AP-3 as of the date of signature of this Other.

The Tariff referred to in Annex AP-3 shall apply as of the date of signature of this Other.

SECOND. – The Parties agree to modify Annex DPP-2, in order to update the vessel unloading rate in Buenaventura within the Contract, as annexed to this Other, which replaces in its entirety with Annex DPP-2 as of the date of signature of this Other.

The Tariff referred to in Annex DPP-2 shall apply as of the date of signature of this Annex.

THIRD. – The Parties agree that CENIT will only provide the high-sulfur gasoline handling service during the period between May 1 and October 31, 2025, which, in accordance with the provisions of Article 20 of Resolution 208 of 2021 (Transport Regulations by Pipeline), is associated with the transportation service, and for the purposes of this Contract it is composed as follows:

1.	The handling service for high-sulfur motor gasoline (motor gasoline containing a portion of sulfur greater than 50 ppm (parts per million)) shall include the following activities:

●	To receive from ECOPETROL, in its capacity as Sender at the Galán Entry Point destined for the Sebastopol and Río Sogamoso Exit Points, the high-sulfur motor gasoline, and to deliver to ECOPETROL at the Sebastopol and Río Sogamoso Exit Points said high-sulfur motor gasoline under the same quality conditions as it received it.
●	Perform change control (control system, telemetry, configuration in flow computers, among others).

2.

The high-sulfur motor gasoline handling service will be provided by CENIT on the high-sulfur motor gasoline it receives from ECOPETROL in its capacity as Sender, exclusively in the Galán – Sebastopol and Galán – Río Sogamoso Transportation Systems, during the period of time between May 1 and October 31, 2025.

3.

The Fee for the handling service of high sulfur motor gasoline will be $4.32 pesos per gallon for a volume of 18,900,000 gallons (firm rate), and will be paid by ECOPETROL in July 2025 on a one-time basis.

4.	The corresponding invoices will be presented in Colombian pesos.

Convenience translation to English. Original in Spanish

FOURTH. – The Parties agree to modify clause 25 of the Tax Contract, which as of the date of signing this Agreement will be as follows:

“Clause 25 Taxes

The fulfillment of the tax and fiscal obligation, whether called taxes, fees or contributions derived from the subscription, acceptance and final balance of this Agreement, will be the responsibility of each legally responsible Party according to the applicable tax regulations in force in Colombia and in all its municipal and departmental jurisdictions; the taxes to which this Agreement is subject, its modifications and those created within the term of its execution will be adapted to the current tax reality. In this sense, the Parties, being taxpayers of the stamp duty, agree to assume in equal parts the payment of the aforementioned stamp duty.

The taxes that are caused by reason of the subscription, development, execution and final balance of this Contract, such as the industry and commerce tax (ICA), fees and contributions, among others, and the withholding at source, are the exclusive responsibility of Cenit, with the exception of those that strictly correspond to Ecopetrol.

In terms of taxes, Ecopetrol will make the withholdings established by law from Cenit’s accounts or invoices. The Value Added Tax – VAT will be paid by Ecopetrol and will be settled and paid on the taxable base, the amount and the rates established by law.

Ecopetrol shall pay the value of the Contract, including the taxes referred to in this Section.”

Without prejudice to the modification of clause 25 of taxes referred to in this fourth clause, the Parties agree that for the purposes of this Othery No . 23, the stamp duty will only apply to those activities that imply a greater value to the Contract, and that are not exempt from it in accordance with the regulations in force on the matter.

FIFTH. – NOVATION. This Amendment No. 23 does not constitute novation of the Contract or its 22 previous others, so it remains in force in everything that has not been expressly modified by this document.

In evidence of the foregoing, this Amendment is signed electronically by the undersigned, on April twenty-two (22), two thousand and twenty-five (2025).

By ECOPETROL,	By CENIT,

REYNALDO PLATA CARREÑO	MARÍA CAMILA RODRIGUEZ FORERO
C.C. 91.489.924 of Bucaramanga	1.098.615.454
Special attorney	General Representative

Convenience translation to English. Original in Spanish

ANNEX AP-3

PRODUCT STORAGE SERVICE

STORAGE SERVICE FEES

Storage in wells

Taking into account that the Operational Storage Facilities in Pozos Colorados are currently remunerated to CENIT in its capacity as Storageist within the Liquid Fuels transportation rate set in Resolution 180088 of 2003, the price that ECOPETROL will pay to CENIT for the provision of the Storage Service is contemplated in the Transportation Rate between Pozos Colorados and Galán. This value does not include taxes, fees and/or contributions that may be caused by the provision of the Storage Service, which will be borne by ECOPETROL.

In the event that the Storage Facilities cease to be remunerated within the Liquid Fuels transportation rate set in Resolution 180088 of 2003, because they are not considered an operational storage of the Transportation System, the price that ECOPETROL will pay to the Warehouser for the provision of the Storage Service will correspond to what is determined by the regulations in force and, in the absence of a specific definition of this value in the regulations, it will be the one agreed upon by the Parties for this purpose, for which the same methodology that applies to the calculation of charges for transportation by Pipeline will be used.

In the case of biofuel storage (B100), the storage fee is included in the filling fee for the service provided directly to ECOPETROL.

Storage in Buenaventura

●	For the purposes of the provision of the Storage Service in Buenaventura, from January 1, 2021 to July 31, 2023, ECOPETROL will pay CENIT an unloading fee, depending on the product, in accordance with the following table:

Product	Download Volume	Download Fee
Diesel	0 - 75,000 Barrels	$71,939,817 + VAT
Gasoline	0 – 25,000 Barrels	$21,488,517 + VAT

These rates will be subject to increase as of January 1 of each year in accordance with the CPI certified by DANE with respect to the previous year, with the first update as of January 1, 2022.

●	Likewise, and for the purposes of the provision of the Storage Service in Buenaventura, from August 1, 2023 to July 31, 2026 (the Parties clarify that the Storage Service in Buenaventura was established in Amendment No.20 signed between them on July 31, 2023, and began on August 1, 2023 until July 31, 2025; with the subscription of this If the term of this service is extended until July 31, 2026), ECOPETROL will pay CENIT a fee for unloading, depending on the product, in accordance with the following table:

Convenience translation to English. Original in Spanish

Product	Download Volume	Download Fee
Diesel	0 - 75,000 Barrels	$ 85,919,244 + VAT
Gasoline	0 – 44,000 Barrels	$ 36,822,533 + VAT

The Parties shall review the terms and conditions of this Annex in the light of the application of the new tariff remuneration methodology.

These rates will be in force from August 1, 2023 to July 31, 2026, subject to increase as of January 1 of each year in accordance with the CPI certified by DANE with respect to the previous year, with the first update being as of January 1, 2024. CENIT will provide Ecopetrol with the balance sheet and product handling information in the Buenaventura Port on a monthly basis.

GRB Storage Tank-8168

For the purposes of the provision of the Storage Service in GRB Tank-8168, as of November 1, 2023, ECOPETROL will pay CENIT for the provision of the naphtha storage service in Tank 8168 located at the north gate of the Barrancabermeja Refinery (GRB) the sum of one thousand twenty million pesos (COP$1,020,000,000) per month.

The provision of the Storage Service in GRB Tank-8168 will be provided under the “Use or Pay” modality. The Parties agree that, in the event that a second purchase of foam stock is required, criteria such as new regulatory requirements for foam, new risks or situations in the area of the location of the tank, needs for technology change in the fixed firefighting network, among others, must be evaluated in order to determine a new increase in the rate that the second purchase of a second stock of foam provides.

The storage rate for Tank 8168 will be readjusted on July 1 of each year, using the consumer price index (CPI) for the year prior to the date of readjustment, published by DANE or the entity that takes its place. The first adjustment will be carried out on July 1, 2024 and so on in each year of service provision.

Additionally, the storage fee for Tank 8168 will be readjusted in the event that there is a regulatory duty to do so.

Convenience translation to English. Original in Spanish

ANNEX DPP-2

PRODUCT UNLOADING AND LOADING SERVICE IN PORTS

UNLOADING AND LOADING SERVICES FEES FOR PRODUCTS IN PORT

Rates for Red Wells

Service	Fee	Unity
Port Hydrocarbon Handling (Includes TLU Unloading to Land)	0,81	USD/BL

CENIT may revise the rates in events such as: (i) change in the port consideration methodology that implies greater expenditures by CENIT, (ii) change in the methodology for setting port rates by the National Government, (iii) change in the operating conditions of the Maritime Terminal of Wells, (iv) review events in accordance with the provisions of the Commercial Code, (v) change in fees or costs charged by third parties that impact charging rates.

The unloading rates will be updated as of January 1 of each year using the variation of the base CPI-U 1982-84, certified by the Bureau of Labor Statistics of the United States. The rates presented in this annex will be subject to update in January 2022 and following.

The measurement for the reception of refined products in Pozos Colorados will be determined by the dynamic or static measurement method (if required) by CENIT.

Buenaventura Rates

-	Vessel unloading fee:

USD/BL Rate excluding VAT
0,73

CENIT may revise the rates in events such as: (i) change in the methodology for setting port rates by the National Government, (ii) change in the operating conditions of the Buenaventura Maritime Terminal, (iii) review events in accordance with the provisions of the Commercial Code, or (iv) change in rates or costs charged by third parties that impact cargo rates.

Discharge rates will be updated the year following the Signing Date of this Agreement using the variation of the base CPI-U 1982-84, certified by the U.S. Bureau of Labor Statistics.

Additional Note to the Buenaventura Unloading Fee: The Fee to be included in each invoice corresponding to the Buenaventura Unloading Service will be settled taking into account the volumes measured in the tanks of the Buenaventura Terminal.

-	Loading Rate: The Loading Rate is made up of the Port Ship Loading Rate, as well as the Tank Loading Rate, which are set out below, as follows:

●	Port Ship Loading Rate:

Convenience translation to English. Original in Spanish

Rate excluding VAT	UNIT
1,01	USD/BL

CENIT will review the rates annually, and at any time when events arise such as: (i) change in the methodology for setting port rates by the National Government, (ii) change in the operating conditions of the Buenaventura Maritime Terminal, (iii) review events in accordance with the provisions of the Commercial Code, or (iv) change in rates or costs charged by third parties that impact loading rates.

The Freight rate will be updated the year following the Signature Date of this Agreement using the variation of the base CPI-U 1982-84, certified by the Bureau of Labor Statistics of the United States.

●	Tank Loading Fee: This Fee includes the receipt of the pipeline, storage and handling in tanks and delivery to ships, and will be governed by the table set forth below:

BBL Scale – Month	Rate excluding VAT
0-50.000	80 COP/gal
50.001 – 100.000	74 COP/gal
100.001 – 150.000	69 COP/gal
>150,000	64 COP/gal

Additional notes to the Buenaventura Charging Fee:

The Tank Loading Fee will apply from the date of signing this Ordinance and until July 31, 2026. In the event that this Service is extended, this Tariff will be updated.

-	Cargo Handling Fee (UIC): This Fee corresponds to the costs corresponding to cargo handling (use of cargo facilities (liquid bulk)) by Sociedad Portuaria Regional de Buenaventura S.A.

For the purposes of cargo handling at the Buenaventura Maritime Terminal, the Rate to be recognized will be defined based on the costs and expenses assumed by CENIT, duly accredited to ECOPETROL, through invoices or other suitable evidence, which will include the following concepts:

●	The value of the invoice of Sociedad Portuaria Regional de Buenaventura S.A. for the cargo handling service (UIC) before VAT.
●	5.078% on the value of the invoice of the Sociedad Portuaria Regional de Buenaventura S.A. for the cargo handling service (UIC) before VAT.

Additional Notes to the Cargo Handling Fee (UIC):

The Cargo Handling service at the Buenaventura Maritime Terminal includes the payment in the name and on behalf of Ecopetrol, through a mandate from ECOPETROL to CENIT, exclusively for this matter that is materialized through this

Convenience translation to English. Original in Spanish

document, of the invoices that are in charge of it (ECOPETROL) and in favor of the Sociedad Portuaria Regional de Buenaventura S.A.

Likewise, the Parties agree in relation to the mandate granted by ECOPETROL to CENIT through this Agreement exclusively for the presentation of the invoices that are in charge of ECOPETROL and in favor of Sociedad Portuaria Regional de Buenaventura S.A., that these (the sales invoices and/or equivalent documents) will be issued to CENIT as agent, and CENIT must comply with the timely payment of invoices and other obligations as agent; In addition, the Parties agree that the provisions of Article 1.2.4.11 shall apply to the matter. Single Tax Decree on the mandate and other regulations that complement, clarify or modify it.